Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Director, Public Relations
(714) 885-3695	(714) 885-3462
EMULEX REPORTS SECOND QUARTER RESULTS
Record HBA Demand and Accelerating 4 Gigabit Momentum Drive Record Second Quarter Revenue

     COSTA MESA, Calif., January 26, 2006 — Emulex Corporation (NYSE:ELX), the industry’s preeminent source for a broad range of advanced storage infrastructure solutions, today announced results for its second fiscal quarter ended January 1, 2006.
Second Quarter Highlights
•	Second quarter revenues rose 6% sequentially and 20% from a year ago to a record $110.3 million.

•	Non-GAAP diluted earnings per share of $0.28 and GAAP diluted earnings per share of $0.19 grew 33% and 19%, respectively, over the comparable year-ago results.

•	All major product sectors grew from a year ago with overall revenue growth largely driven by the HBA, or host bus adapter, sector, which expanded 20% from a year ago and set new records in revenues, units and ports.

•	Emulex 4 Gigabit per second, or 4 Gb/s, revenues spanning all product categories, including HBAs, switches and I/O controllers, or IOCs, grew 174% sequentially vs. the prior quarter, while 4 Gb/s design wins expanded to more than 75.

•	Non-GAAP and GAAP gross margins were 62% compared to 64% and 63% respectively in the prior quarter. Both non-GAAP and GAAP gross margins included an excess and obsolescence charge of roughly $1 million against an older generation 2 Gb/s root switch related to the transition to the 4 Gb/s product.
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

•	Non-GAAP operating margin was 33% and GAAP operating margin was 22%.

•	Cash and investments, net of debt, rose to $356 million, up $40 million from first quarter levels.
Financial Results
     Second quarter revenues rose 6% sequentially and 20% from a year ago to a record $110.3 million. Second quarter non-GAAP net income rose by 35% from the comparable year-ago results, to $25.6 million, or $0.28 per diluted share. Second quarter GAAP net income increased by 21% from a year ago to $17.2 million, or $0.19 per diluted share. A reconciliation between GAAP and non-GAAP results is included in the accompanying financial data.
     Revenues for all major product sectors including HBAs, IOCs and switches grew from the comparable period in fiscal 2005. Emulex’s InSpeed™ storage switching solutions continued to gain momentum in the market as the Company’s installed base grew to 10 million ports, up from 8 million ports at the end of the first quarter, complementing its growing installed base of over 2 million Emulex HBAs.
     During the second quarter, Emulex continued to capture new design wins for next-generation 4 Gb/s solutions as revenue growth for these solutions accelerated. Paul Folino, Emulex Chairman and Chief Executive Officer, stated, “With our early production lead in the market, we have been commercially shipping 4 Gb/s solutions across our entire IOC, HBA and switch product lines for several quarters now. While it is still early in the 4 Gb/s industry transition and our 4 Gb/s design win successes will continue to roll out for the next several quarters, we are already seeing the results.” Folino continued, “Our 4 Gb/s leadership and time-to-market advantage have enabled us to capture new OEM platforms and accounts where we did not have a 2 Gb/s HBA design win footprint. These include standard 4 Gb/s HBA design wins at new OEM customers such as Sun, new 4 Gb/s blade server solutions at market leading OEMs, and 4 Gb/s HBA design wins in new OS environments, notably Linux at HP. This past quarter Dell began offering factory installed 4 Gb/s HBAs from Emulex for the first time, and the 4 Gb/s uptake at Dell is progressing rapidly.”
     In the second quarter, 4 Gb/s HBA revenue more than quadrupled sequentially to 5% of the Emulex HBA total, driven by comparable demand for both PCI Express and PCI-X 2.0 LightPulse® adapters. In addition, 4 Gb/s switch revenue rose 146% sequentially to 16% of Emulex’s switch revenue.
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

     Emulex also continued to execute to its growth strategies, which include pioneering new SAN functionality for the high growth server virtualization sector. In October, Emulex launched its LightPulse Virtual HBA technology to dramatically enhance the server virtualization value proposition in SAN environments. Folino stated, “In server virtualization environments, SAN connectivity attach rates can reach 80%, far surpassing the 5% attach rates in the general purpose server market today, making sever virtualization a killer app for SANs. By delivering a unique virtual HBA port to each virtual operating system, Emulex’s innovative LightPulse Virtual HBA technology enables seamless virtual server failover from one physical server to another without the loss of storage access — critical functionality for application recovery.” LightPulse Virtual HBA technology also leverages the same industry standard SAN management tools that are used by physically separate servers and HBAs for virtual servers and HBAs, reducing complexity and ensuring a common management framework. “LightPulse Virtual HBA technology is one example of a series of innovative solutions including multi-protocol technologies that Emulex is launching in 2006 and beyond. Centering on high growth market opportunities such as server virtualization, blade servers and tiered storage, these solutions are positioned at the crest of the next wave of SAN and external storage adoption,” concluded Folino.
Business Outlook
     Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is providing guidance for its third fiscal quarter ending April 2, 2006. Based upon expected ongoing HBA growth mitigated by the transition to lower cost 4 Gb/s products in the switch sector, Emulex is budgeting for third quarter revenue in a range of $106-$108 million. Emulex believes that gross margin will return to 63-64% and non-GAAP diluted earnings per share could amount to $0.27-$0.28. On a GAAP basis, Emulex expects diluted third quarter EPS of $0.17-$0.18 per share, reflecting approximately $0.10 per share in expected GAAP charges arising primarily from amortization of intangibles and stock-based compensation.
Webcast Information
     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the second fiscal quarter financial
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 — and using the passcode 5575342.
About Emulex
     Emulex Corporation is the most trusted name in storage networking connectivity, with solutions spanning host bus adapters, embedded storage switches, I/O controllers and SAN Storage Switches. Emulex products are selected by the world’s leading server and storage manufacturers to provide customers with industry-leading SAN connectivity solutions. Emulex ranked number 19 in the Deloitte 2005 Technology Fast 50 and is listed on the New York Stock Exchange (NYSE:ELX). Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
EMULEX | We network storage
Note Regarding Non-GAAP Financial Information. The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes impairment charges, gains or losses on the repurchase of convertible subordinated notes and litigation settlements and recoveries, as well as charges relating to stock-based compensation and amortization of intangibles. Management believes that the presentation of non-GAAP information may provide useful information to investors because Emulex has historically provided this information and understands that some investors consider it useful in evaluating Emulex’s core business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating Emulex’s business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. In the past, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that pressured the storage networking market that is the mainstay of the Company’s business. A downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales and foreign produced products; the effect of acquisitions; impairment charges; changes in tax rates or legislation; and changes in accounting standards, including changes in the accounting treatment of employee stock options. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”
This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	January 1,	December 26,	January 1,	December 26,
	2006	2004	2006	2004

Net revenues	$110,268	$91,671	$214,647	$164,896
Cost of sales	41,712	33,546	79,861	62,792

Gross profit	68,556	58,125	134,786	102,104

Operating expenses:
Engineering and development	22,335	19,746	44,190	39,943
Selling and marketing	9,254	7,587	17,211	15,011
General and administrative	5,904	3,579	11,848	3,158
Impairment of goodwill	—	—	—	1,793
Amortization of other intangibles	6,373	6,548	12,757	13,095

Total operating expenses	43,866	37,460	86,006	73,000

Operating income	24,690	20,665	48,780	29,104

Nonoperating income:
Interest income	4,792	2,867	8,538	5,901
Interest expense	(622)	(1,056)	(1,246)	(2,403)
Gain on repurchase of convertible subordinated notes	—	—	—	13,090
Other income (expense), net	(18)	82	(20)	72

Total nonoperating income	4,152	1,893	7,272	16,660

Income before income taxes	28,842	22,558	56,052	45,764

Income tax provision	11,633	8,357	22,407	17,264

Net income	$17,209	$14,201	$33,645	$28,500

Net income per share:
Basic	$0.21	$0.17	$0.40	$0.34

Diluted	$0.19	$0.16	$0.38	$0.32

Number of shares used in per share computations:
Basic	83,821	82,732	83,609	82,646

Diluted	91,266	92,632	91,115	93,659

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $371 and $661 for the three months ended January 1, 2006, and December 26, 2004, respectively. The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $747 and $1,492 for the six months ended January 1, 2006, and December 26, 2004, respectively.
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

The reconciliation of the Company’s GAAP net income with the Company’s non-GAAP net income is presented in the following table:
EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(in thousands — unaudited)

	Three Months Ended		Six Months Ended
	January 1,	December 26,	January 1,	December 26,
	2006	2004	2006	2004

GAAP net income, as presented above	$17,209	$14,201	$33,645	$28,500

Items excluded from GAAP net income to calculate non-GAAP net income:
Stock-based compensation as follows:(1)
Excluded from cost of sales	268	37	320	75
Excluded from engineering and development	2,174	363	4,096	886
Excluded from selling and marketing	1,236	219	2,291	458
Excluded from general and administrative	2,128	476	3,932	961
Amortization of intangibles, excluded from operating expenses	6,373	6,548	12,757	13,095
Impairment of goodwill, excluded from operating expenses(2)	—	—	—	1,793
Net insurance settlement (recovery) associated with settlement of securities class action and derivative lawsuits, excluded from general and administrative expenses	(415)	(250)	(415)	(4,649)
Interest income related to the insurance recovery on lawsuit settlements above	—	—	—	(315)
Net gain on repurchase of convertible subordinated notes excluded from nonoperating income(3)	—	—	—	(13,090)
Income tax effect of above items excluded from the income tax provision	(3,421)	(2,678)	(6,770)	691

Impact on net income	8,343	4,715	16,211	(95)

Non-GAAP net income	$25,552	$18,916	$49,856	$28,405

(1)	Amortization of stock-based compensation. For the three and six months ended January 1, 2006, stock-based compensation is calculated in accordance with FAS 123R adopted effective July 4, 2005. For the three and six months ended December 26, 2004, stock-based compensation is associated with the acquisitions of Vixel and Giganet.

(2)	Impairment of goodwill. In connection with the preparation of Vixel Corporation’s tax return in the first quarter of fiscal 2005, the Company revised estimates and discovered errors related to the deferred tax assets of Vixel Corporation (acquired in November 2004). As a result, the Company recorded a $1.8 million impairment of goodwill in the first quarter of fiscal 2005.

(3)	Net gain on repurchase of convertible subordinated notes. In the three months ended September 26, 2004, Emulex repurchased $153.0 million in face value of its 0.25% convertible subordinated notes at a discount, resulting in a pre-tax gain of $13.1 million.
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed above. The Company uses this non-GAAP information to evaluate its operating performance. This presentation is not in accordance with, or an alternative for, GAAP and may be different from the non-GAAP presentation used by other companies.
EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income (4)
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	January 1,	December 26,	January 1,	December 26,
	2006	2004	2006	2004

Net revenues	$110,268	$91,671	$214,647	$164,896
Cost of sales	41,444	33,509	79,541	62,717

Gross profit	68,824	58,162	135,106	102,179

Operating expenses:
Engineering and development	20,161	19,383	40,094	39,057
Selling and marketing	8,018	7,368	14,920	14,553
General and administrative	4,191	3,353	8,331	6,846

Total operating expenses	32,370	30,104	63,345	60,456

Operating income	36,454	28,058	71,761	41,723

Nonoperating income:
Interest income	4,792	2,867	8,538	5,586
Interest expense	(622)	(1,056)	(1,246)	(2,403)
Other income (expense), net	(18)	82	(20)	72

Total nonoperating income	4,152	1,893	7,272	3,255

Income before income taxes	40,606	29,951	79,033	44,978

Income tax provision	15,054	11,035	29,177	16,573

Net income	$25,552	$18,916	$49,856	$28,405

Net income per share:
Basic	$0.30	$0.23	$0.60	$0.34

Diluted	$0.28	$0.21	$0.56	$0.32

Number of shares used in per share computations:
Basic	83,821	82,732	83,609	82,646

Diluted	91,266	92,632	91,115	93,659

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $371 and $664 for the three months ended January 1, 2006, and December 26, 2004, respectively. The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $747 and $1,514 for the six months ended January 1, 1006, and December 26, 2004, respectively.

(4)	See the preceding Note Regarding Non-GAAP Financial Information, as well as the Reconciliation of GAAP Net Income to Non-GAAP Net Income.
- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 1,	July 3,
	2006	2005

Assets

Current assets:
Cash and cash equivalents	$142,193	$120,317
Investments	423,634	346,675
Accounts and other receivables, net	68,806	47,730
Inventories, net	24,537	36,266
Prepaid expenses	4,406	4,508
Deferred income taxes	27,609	28,961

Total current assets	691,185	584,457

Property and equipment, net	63,586	65,976
Investments	23,955	54,936
Intangibles, net	82,600	95,806
Other assets	596	606

	$861,922	$801,781

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$24,609	$29,778
Accrued liabilities	20,829	21,505
Income taxes payable	36,545	25,361

Total current liabilities	81,983	76,644

Convertible subordinated notes	234,280	233,382
Deferred income taxes and other	13,021	14,164

Total liabilities	329,284	324,190

Total stockholders’ equity	532,638	477,591

	$861,922	$801,781

- more -

Emulex Corporation FY ‘06 Second Quarter Results
January 26, 2006

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Revenue by Channel and Territory:

	Q2 FY 2006		Q2 FY 2005		% Change
($000s)	Revenue	% Total Revenue	Revenue	% Total Revenue	Year/Year

Revenue from OEM customers	$71,611	65%	$60,146	66%	+ 19%
Revenue from distribution	38,563	35%	31,199	34%	+ 24%
Other	94	nm	326	nm	nm

Total net revenues	$110,268	100%	$91,671	100%	+ 20%

United States	$58,816	53%	$50,695	55%	+ 16%
Pacific Rim countries	12,865	12%	12,384	14%	+ 4%
Europe and rest of world	38,587	35%	28,592	31%	+ 35%

Total net revenues	$110,268	100%	$91,671	100%	+ 20%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
April 2, 2006
Non-GAAP diluted earnings per share guidance	$0.27 - 0.28

Items excluded, net of tax, from non-GAAP diluted earning per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	(0.05)
Stock-based compensation	(0.05)

GAAP diluted earnings per share guidance	$0.17 - 0.18

# # # #